Exhibit 99

Todd Bluedorn to join TI board of directors

DALLAS (Jan. 19, 2017) – Texas Instruments Incorporated (TI) (NASDAQ: TXN) today announced that Todd M. Bluedorn has been elected to TI's board of directors, effective March 1. Mr. Bluedorn is chairman of the board and chief executive officer of Lennox International Inc., a global provider of climate control technology for the heating, air conditioning and refrigeration markets.

"We are extremely pleased to welcome Todd to our board," said Rich Templeton, TI's chairman, president and CEO. "His experience in leading complex, multi-billion-dollar organizations with operations around the world will add important insight to our board. Equally important, his commitment to innovation and integrity at Lennox aligns well with our own corporate values at TI."

Before joining Lennox, Mr. Bluedorn, 53, held a number of senior management positions at United Technologies Corporation, including president of three different businesses. Mr. Bluedorn earned a master’s in business administration from Harvard University and a bachelor’s of science in electrical engineering from The U.S. Military Academy at West Point, after which he served in the United States Army as a combat engineer officer and Army Ranger.

Mr. Bluedorn also is a director on the boards of Lennox and Eaton Corporation, and is a trustee of Washington University in St. Louis.

"Todd brings strong leadership credentials to the TI board, along with operational expertise in businesses that depend on constant innovation. His insights will be valuable both to the board and management, and we look forward to Todd joining us," said Wayne Sanders, chairman of the board's governance and stockholder relations committee.

#   #   #

About Texas Instruments

Texas Instruments Incorporated (TI) is a global semiconductor design and manufacturing company that develops analog ICs and embedded processors. By employing the world’s brightest minds, TI creates innovations that shape the future of technology. TI is helping more than 100,000 customers transform the future, today. Learn more at www.ti.com.

TXN-G